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                                                                    Exhibit 21.1

                         CURRENT LIST OF SUBSIDIARIES

I.       First tier

         Lydall New York, Inc.
         Lydall Eastern, Inc.
         Lydall Central, Inc.
         Lydall Transport, Ltd.
         Lydall International, Inc.
         Lydall FSC, Limited
         Lydall Finance, Inc.
         Sopatex, S.A.
         Lydall Deutschland Holding GmbH

II.      Second tier

         Charter Medical, Ltd.
         Lydall Thermal/Acoustical Sales, LLC
         Lydall Membership, Inc.
         Trident II, Inc.
         Lydall Filtration/Separation Sales, Inc.
         Lydall Distribution Services, Inc.
         Axohm Industries, S.A.
         Lydall Gerhardi GmbH & Co KG

III.     Third tier

         Axohm UK